Exhibit 10.2

[GOLDEN STAR RESOURCES LTD LETTERHEAD]

December 20, 2007

Mr. Tom Mair

5263 S. Ironton Way

Englewood, CO 80111

Dear Tom:

By way of confirming our recent discussion, you will be appointed Interim President and Chief Executive Officer of the Company with effect from January 1, 2008 on the following terms:

•	Your duties and responsibilities will be substantially those in Schedule A attached which was developed for the purpose of recruiting a successor to the incumbent President and CEO, Peter Bradford.

•	Your Base Salary for the period during which you serve as Interim President and CEO will be US$500,000 payable bi-monthly in arrears.

•

You will be granted, in accordance with the Company’s Amended and Restated Stock Option Plan, options to purchase 75,000 common shares which will vest immediately and be exercisable in accordance with the provision of the Plan.

•

You will be expected to report weekly to, and discuss with, the Chairman of the Board or, in his absence, a member of the Search Committee issues of a substantive nature with a view to ensuring that the Committee, on behalf of the Board, is kept abreast of such matters and has an opportunity to satisfy that proposed initiatives are not such as to require Board approval.

•	Your appointment will be announced in a press release substantially in the form attached as Schedule B.

Mr. Tom Mair

December 20, 2007

If the foregoing is acceptable, please sign both copies of this letter where indicated.

Sincerely,

/s/ Ian MacGregor

Ian MacGregor

Chairman

Confirmed and Accepted:

/s/ Tom Mair
Tom Mair